FOR IMMEDIATE RELEASE


Inso Corporation to Revise Fiscal Year-End


BOSTON, November 18, 1998 - Inso Corporation (Nasdaq: INSO) today announced that it will change its fiscal year from December 31 to
January 31.   The fiscal year ending in 1998 will remain December 31,
1998 and the new fiscal year ending on January 31, 2000 will begin on February 1, 1999. A one-month transition period will end on January 31, 1999.

"We believe that changing our year end to January is in the best interests of Inso's shareholders," said Steven R. Vana-Paxhia, President and Chief Executive Officer of Inso Corporation. "In selecting a new year end, we took into consideration the dynamics surrounding our current business model, and our increased focus on enterprise software solutions. This change will allow us to more closely align our financial reporting practices with our business strategy, based on the seasonal buying patterns of enterprise customers. The off-calendar quarterly reporting period is a common practice among companies who supply enterprise-wide solutions of technology."

Inso Corporation is a leading global provider of electronic publishing and content management tools for critical business information. With Inso's Enterprise Information Platform, organizations gain an integrated system for managing, distributing, publishing, and continually updating their intellectual property. Inso's award-winning technology enables large corporations to exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.



Inso Investor Contact:                          Inso Press Contact:
Michael E. Melody                               Paul Lamoureux
Vice President Strategic                        Media Relations Manager
Planning and Operations
Tel.: (617) 753-6767                            (617) 753-6854
E-mail:  mmelody@inso.com                       plamoureux@inso.com



Inso and the Inso logo are registered trademarks of Inso Corporation in the United States and/or other countries.